EXHIBIT 99.1

[COMPANY LOGO OMITTED]


FOR IMMEDIATE RELEASE:                                                      NEWS
November 13, 2003                                                       OTC-OPWR

               STEPHEN SEHNERT NAMED OPS' CHIEF FINANCIAL OFFICER

CENTENNIAL, COLO. _ OPS-OnLine Power Supply, Inc. (OTC-OPWR), announced today that Stephen W. Sehnert has been named the company's new chief financial officer.

Sehnert's appointment is effective immediately, said OPS Chief Executive Officer Gary Young. Sehnert takes over for Dick Millspaugh, who has resigned as the company's chief financial officer.

"Steve comes to OPS with an impressive resume and extensive experience in financial, operating and administrative management," Young said. "He has handled everything from the everyday finances of some well-known companies to creating and implementing business and financial plans. Steve is clearly talented at focusing the resources of the companies he has worked with and we are excited to add him to our management team as OPS refines its vision for the future and works to develop new products and new business relationships."

Sehnert, who holds a bachelor's degree in economics and an MBA in business finance, has more than 30 years of experience with companies including Marathon Oil Co. and Total Petroleum Inc. He most recently served as an independent financial consultant.

OPS holds a U.S patent for the process of producing AC to DC power supplies that provide efficiencies of up to 97 percent, extended operating temperature ranges and above average power densities, all with no magnetic thermal deration. This innovation is called Distributed Power Magnetics (DPM) and is the first significant breakthrough in power supply technology in over 23 years. The sophisticated DPM products also boast impressive MTBF statistics, all in the lightest and smallest footprint available for their particular configurations. Benefited industries include telecommunications, data communications, networking and industrial. For additional information, visit www.powersupply.com, or call 1-800-445-4824.

                                       ###

CONTACT:
OnLine Power Supply, Inc.
Gary Young, Chief Executive Officer
Tel: 303-403-1264.303-741-5641
E-mail: gary@powersupply.com
www.powersupply.com